Exhibit 99.1

Unigene Presents Positive Advanced Preclinical Data for UGP281 a Potent, Orally Delivered Anorexigenic Peptide in a Late-Breaking Poster Presentation at the American Diabetes Association 71st Scientific Sessions

-UGP281 demonstrated significant and sustained weight reduction over several weeks using oral formulation-

-Unigene expects to file IND and commence Phase 1 studies in 1H 2012-

June 27, 2011 –BOONTON, N.J. -- (BUSINESS WIRE) -- Unigene Laboratories, Inc. (OTCBB: UGNE) a leader in the design, delivery, manufacture and development of peptide-based therapeutics announced today that the Company presented positive preclinical data for UGP281, its potent, orally-delivered anorexigenic peptide as a late-breaking poster presentation at the American Diabetes Association (ADA) 71st Scientific Sessions being held June 24-28 in San Diego, California.

Poster Presentation
Titled:  “Preclinical Studies with UGP281, a Potent, Orally Delivered, Anorexigenic Peptide”, and authored by N. Mehta, W. Stern, A. Sturner, S. Carl, V. Ray, A. Conslavo, C. Sisk, F. Ritacco, N. Souders, S. Pennington, J. Jiacchi, K. Veintimilla, C. Meenan, A. Vryhoff and A. Bolat.

Summary
UGP281 is a peptide hormone analog that shows an acute dramatic reduction in food intake in a rat model at low doses.  The peptide has been produced by recombinant expression in E. coli and has also been formulated in enteric-coated capsules for oral delivery.  The effect of UGP281 on food intake and body mass has been investigated in several preclinical studies.   In a 20 day chronic dosing study, young rats injected daily with UGP281 at doses of 5 µg/kg and 20 µg/kg exhibited an immediate acute dose dependent reduction in food intake of 55% and 84%, respectively and a sustained weight loss relative to placebo of 5.7% and 8.8%, respectively. A placebo-controlled study in Beagle dogs with enteric-coated capsules containing UGP281 demonstrated a sustained weight reduction of >8% compared to placebo for a period of 5 weeks. In comparative studies at comparable concentrations, UGP281 demonstrates greater reductions in body weight than other peptide drugs currently in development.  Based on the results to date, UGP281 was well tolerated and offers the potential of a patient friendly orally dosed peptide therapy for the management of obesity.

Nozer Mehta, Vice President, Biological Research and Development commented, “We are pleased with our continued progress with UGP281 and thrilled to have the opportunity to showcase our advancements in a late-breaking poster presentation at a prestigious meeting such as the ADA’s 71st Scientific Sessions.”  Dr. Mehta continued, “Our peptide’s selective receptor-binding is anticipated to result in a more attractive safety profile relative to several of the small molecule drugs or drug combinations currently, or previously, in development. Unigene’s “Peptelligence™” branded core competence will also allow UGP281 to be manufactured and dosed by way of our proprietary recombinant production and oral drug delivery technologies.  These proprietary attributes will further differentiate UGP281, especially from potential competitors with peptide or protein based drugs that require injectable, depot or patch formulations.  Hence, we believe we have the means to effectively position UGP281 in this important market space.”

Unigene expects to file an Investigational New Drug application (IND) with the U.S. Food and Drug Administration (FDA) and commence a Phase 1 study with UGP281 in the first half of 2012.

About Unigene Laboratories, Inc.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and cost-effective E. coli-based manufacturing technologies.

Unigene’s technologies have extensive clinical and partner validation. The Company’s first product to market, Fortical®, a nasal calcitonin product, received FDA approval in 2005 and is marketed in the U.S. by Upsher-Smith for the treatment of postmenopausal osteoporosis. Unigene licensed its oral calcitonin program to Tarsa Therapeutics and expects an NDA filing with the FDA before year end.  The Company has a worldwide licensing agreement with GlaxoSmithKline for its parathyroid hormone product candidate currently in Phase 2.  In addition, Unigene has a manufacturing license agreement with Novartis, which is completing three Phase 3 studies of oral calcitonin for the treatment of osteoporosis and osteoarthritis.

For more information about Unigene, please visit http://www.unigene.com. For information about Fortical, please visit http://www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of one of our licensees. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor/Media Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Business Administration
Email:  jthomas@unigene.com
Direct:  973-265-1107

SOURCE:  Unigene Laboratories, Inc.